Exhibit 99.1

Federal False Claims Act Lawsuit

On September 28, 2009, Nelnet was served with a First Amended Complaint (the “Complaint”) in a qui tam lawsuit filed against it and several other student loan lenders. A qui tam lawsuit is a civil case brought by one or more individuals (a “relator”) on behalf of the federal government for an alleged submission to the government of a false claim for payment. If successful, the relator may claim a share of the government’s recovery in the case. The relator in the qui tam case filed against Nelnet held various positions at the U.S. Department of Education between 1994 and 2005.

The original Complaint was filed in the United States District Court for the Eastern District of Virginia on September 21, 2007 under seal. The relator is now pursuing the case at his own expense on behalf of the government. The Complaint was unsealed on August 24, 2009 and served upon Nelnet September 28, 2009, following the government’s decision not to intervene at that time.

The Complaint alleges that the defendants knowingly presented and caused to be presented to the Department of Education false and fraudulent claims, records and statements in order to obtain illegal special allowance payments on FFELP loans in violation of the Federal False Claims Act. Specifically, the Complaint alleges that from 2002 through 2006, Nelnet and other defendants submitted claims to the Department of Education for special allowance payments on certain FFELP loans at a rate of 9.5%, which the relator alleges is higher than that allowed under applicable law.

Under the terms of the Higher Education Act and related interpretations, education lenders may receive special allowance payments providing a minimum 9.5% rate (the “9.5% Floor”) on loans currently financed or financed prior to September 30, 2004, with proceeds of tax-exempt obligations issued prior to October 1, 1993. During the period from 2002 through 2006, Nelnet’s affiliates held FFELP loans that received special allowance payments based on the 9.5% Floor that were (i) previously financed prior to September 30, 2004, with the proceeds of tax-exempt obligations issued prior to October 31, 1993, and (ii) subsequently refinanced with the proceeds of taxable obligations. The Complaint alleges that such loans were not eligible to receive special allowance payments based on the 9.5% Floor, and alleges that approximately $407 million in unlawful 9.5% Floor special allowance payment claims were submitted by Nelnet to the Department of Education.

In September, 2006, the Department of Education’s Office of Inspector General (“OIG”) issued a report with respect to an audit of Nelnet’s portfolio of student loans, which concluded that some of those loans were not eligible to receive the 9.5% Floor special allowance payments. In January, 2007, without the admission of any liability, Nelnet entered into a Settlement Agreement with the Department of Education to resolve the issues raised by the OIG audit. Under the terms of the Settlement Agreement, Nelnet retained the 9.5% Floor special allowance payments it had received from the Department of Education prior to July 1, 2006, and 9.5% Floor special allowance payments were eliminated with respect to Nelnet’s portfolio of loans for periods on and after July 1, 2006. Nelnet disagreed with the OIG audit report, and continues to believe that it billed the Department of Education for 9.5% Floor special allowance payments in accordance with applicable laws, regulations and the Department of Education’s previous guidance. The Settlement Agreement contains an acknowledgment by the Department of Education that Nelnet acted in good faith in connection with its billings for 9.5% Floor special allowance.

The Complaint seeks the imposition of civil penalties and treble the amount of damages sustained by the federal government in connection with the alleged overbilling by Nelnet and the other defendants for special allowance payments. If it were determined that Nelnet’s 9.5% Floor special allowance payment billing practices violated applicable law, Nelnet could experience an adverse outcome in the qui tam action and be subject to substantial monetary liabilities and other sanctions, any of which would have a material adverse effect on Nelnet’s business, prospects, financial condition and results of operations. Although we believe that the Settlement Agreement with the Department of Education resolved the issues with respect to the 9.5% Floor special allowance payment claims submitted to the Department of Education, we can not predict the ultimate outcome of this qui tam case or any liability that may result.

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